UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Technip
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Chairman & Chief Executive Officer

Paris, September 12, 2011

Global Industries, Ltd.
To the attention of Mr. John
Reed Chief Executive Officer
11490 Westheimer, Suite 400
Houston, TX 77077
USA

Dear John,

We have announced this morning the combination of our two companies – an exciting step for both Global Industries and Technip. I believe it is very important at this time to set out clearly our motivations at Technip for combining our businesses. By doing so, I hope also to communicate to Global Industries’ employees our enthusiasm to work with them as we integrate our businesses.

Technip’s Subsea business is central to our strategy and ambitions. We have a leading position in this market and annually deliver projects worth about US$4.0 billion – safely and successfully - for the best customers across our industry. We have been investing heavily – in people, technology, assets and capabilities – and will continue to grow and expand our subsea presence. From our discussions, I know that we share a common view of the Subsea market: it has great growth potential, but projects are becoming larger, more complex and our clients more demanding, which presents both of us with opportunities which a combination of our Companies can capture.

So what excites me about Global Industries? Your business is complementary to ours – you have strengths in different market and geographies. Your assets, notably your two new flagship vessels, expand the type of work that we can undertake. Most of all, you have people who bring the skills and know-how to deploy and utilize those assets and deliver great projects for our customers. I believe we share a common approach to working – a focus on safety, on efficient operations, on delivering value-added engineering and project management with utmost respect for our clients and our employees cultures. In short, I am most excited about the opportunity to welcome so many deeply experienced employees from Global Industries, who will complement the skills of our team.

What can we at Technip bring to Global Industries? Global Industries’ stated ambition has been to grow its business into larger, more complex projects. We at Technip have a track record, market presence, engineering skills, proprietary technology, project management expertise and complementary assets to put alongside your people and vessels to deliver cost-efficient solutions to our customers. In addition we have the financial strength to pursue further investments to grow our business thanks to a robust and balanced portfolio of activities which include Subsea, Offshore and Onshore projects.

Headquarters:– Technip - 89 avenue de la Grande Armée - 75116 Paris – France - www.technip.com
Tel : +33 (0) 1 47 78 24 00 - Fax : +33 (0) 1 47 78 35 02 – E-mail: tpilenko@technip.com
Postal Address: CS 51650 -89 avenue de la Grande Armée – 75773 Paris Cedex 16

Chairman & Chief Executive Officer

I can understand that your employees will have many questions about Technip and our intentions – any business combination brings uncertainty. Between now and when the acquisition is scheduled to close in early 2012, there are legal restrictions on what we can say and do together. However, I will make three commitments for the interim period: first, to organize a visit by a senior member of Technip’s management team to as many Global Industries sites and offices as possible in the next couple of weeks; second, to put in place integration teams combining people from both Technip and Global Industries to define and jointly execute the integration of our businesses, third; to continue openly and transparently communicating about the merger progress. This process will help us build a common culture based on integrity, mutual respect, teamwork and merit.

In the meantime, both companies have work to execute and to win, and it is vital that our teams remain focused on our customers’ satisfaction and on projects execution.

In closing, I will state with confidence that the Technip/Global Industries combination is a compelling proposition for our respective employees, customers and shareholders and I look forward to working with you to make it a shared success. I would like to ask that you make this letter available to your employees worldwide – it is my sincere hope that it transmits to them the enthusiasm that you and I share for the agreement that we announced this morning.

Yours sincerely,

Thierry Pilenko

Headquarters:– Technip - 89 avenue de la Grande Armée - 75116 Paris – France - www.technip.com
Tel : +33 (0) 1 47 78 24 00 - Fax : +33 (0) 1 47 78 35 02 – E-mail: tpilenko@technip.com
Postal Address: CS 51650 -89 avenue de la Grande Armée – 75773 Paris Cedex 16

Additional Information

In connection with the proposed transaction, Global Industries will file a proxy statement and other relevant documents with the SEC, Before making any voting decisions, investors and security holders of Global Industries are urged to read the proxy statement carefully and in its entirety when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Global Industries are available free of charge by writing Global Industries at the following address: Global Industries, 8000 Global Industries, 8000 Global Drive, Carlyss, Louisiana 70665, Attention: Investor Relations. Documents filed with the SEC by Technip are available free of charge from Technip’s website at: http://investors-en.technip.com.